Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Gefen Landa Acquisition Corp. (the “Company”) on Amendment No. 3 to Form S-1 (File No. 333-253991) of our report dated February 5, 2021, except for Note 8 as to which the date is March 25, 2021 and for the discussions regarding accounting for warrants in Note 2, for which the date is May 12, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Gefen Landa Acquisition Corp. as of January 20, 2021 and for the period from January 18, 2021 (inception) through January 20, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 12, 2021